Exhibit 10.1

Secured Convertible Note Agreement

This Secured Convertible Note (the “Note”) is executed on this 12th day of August, 2024 by The OLB Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located at 1120 Avenue of the Americas, 4th Floor, New York, New York 10036 (hereinafter referred to as the “Company”), in favor of Yakov Holdings, LLC (“Yakov”). Yakov Holdings is wholly owned by Mr. Ronny Yakov, an individual with a place of residence at 1 York Street, 10A, New York, NY 10013 (hereinafter referred to as “Ronny”).

1.	Loan Amount. The Company hereby acknowledges receipt of a loan from Yakov in the aggregate principal amount of up to Five Million Dollars ($5,000,000) (the “Loan”). The Loan under this Note shall be revolving in nature, allowing the Company to borrow, repay, and re-borrow amounts under the terms and conditions set forth herein, provided that the total outstanding amount shall not exceed Five Million Dollars ($5,000,000) at any time.

2.	Interest Rate. Interest on the amount borrowed shall accrue at a rate of twelve percent (12%) per annum.

3.	Security. This Note and the Loan hereunder is secured by a first priority security interest in all of the assets of the Company, including but not limited to all assets of any subsidiaries of the Company. A Uniform Commercial Code (UCC) financing statement will be duly filed to perfect the security interest granted herein. The granting of security interests under this Note shall be governed by a separate Security Agreement, which shall detail the rights and obligations of the parties with respect to the secured assets.

4.	Repayment. The Company may repay the outstanding principal amount of the Loan, in whole or in part, at any time without penalty. All payments made under this Note shall first be applied to accrued but unpaid interest, and thereafter to the principal amount of the Loan.

5.	Maturity Date. The repayment of all outstanding principal and accrued and unpaid interest of the Loan shall be due by June 18, 2025 (the “Maturity Date”).

6.	Conversion. At the option of Yakov, all or a portion of the outstanding principal and accrued interest under this Note may be converted into Series A Preferred Shares of the Company at a conversion rate to be determined based on a discount to the price per share of the Company’s common stock. The specific discount rate and the mechanics of conversion will be defined in a separate agreement.

7.	Event of Default. If the Company shall fail to pay the Principal Amount or interest under this Note, as and when due and payable, and such failure shall continue for five (5) Business Days (an “Event of Default”), Yakov may exercise any or all of its rights, powers or remedies which may be available at law or in equity. Yakov is not required to make any election of remedy.

8.	Waiver. The Company hereby waives demand, presentment, protest, notice and demand and non-payment in connection with the delivery, acceptance, performance or enforcement of this Note. Any failure or delay of Yakov to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times. The waiver by Yakov of a breach or default of any provisions of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.	Severability. The provisions of this Note are intended to be severable. If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

10.	Amendment. No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by Company therefrom shall be effective unless the same shall be in writing and signed by Company and Yakov, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.	No Waiver. No failure on the part of Yakov to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Note shall be binding on the Company and the Company’s successors and assigns and shall inure to the benefit of Yakov and its successors and assigns. This Note may be assigned by Yakov. Moreover, Yakov shall be permitted to encumber, assign or otherwise transfer any part of its right to payment under this Note.

12.	Attorneys’ Fees. The Company shall be responsible for Yakov’s reasonable attorneys’ fees incurred in enforcing its rights under this Note.

13.	Headings. The headings appearing in this Note are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Note or any of the provisions hereof.

14.	Counterparts. This Note may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Note.

15.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The parties consent to the exclusive jurisdiction of the State and Federal Courts located in the City, County and State of New York to resolve any disputes arising from or relating to this Note. The parties further agree to waive any right to a jury trial.

IN WITNESS WHEREOF, the parties have executed this Secured Convertible Note as of the date first above written.

THE OLB GROUP, INC.

By:	/s/ Rachel Boulds
Name:	Rachel Boulds
Title:	Chief Financial Officer

By:	/s/ Patrick Smith
Name:	Patrick Smith
Title:	VP Finance

YAKOV HOLDINGS, LLC.

/s/ Ronny Yakov
MR. RONNY YAKOV, Managing Member

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